Exhibit 99.1

CMS Energy Announces the Strategic Sale of EnerBank
USA to Regions Bank for $960 Million

•	Simplifies CMS Energy’s investment thesis with a pure focus on energy
•	Exits a non-core business at a compelling valuation of 3.0x book equity
•	Funds key initiatives in core utility businesses (including clean energy transformation) and eliminates equity issuance needs from 2022 to 2024
•	Improves risk-profile
•	Preserves CMS Energy’s long-term adjusted EPS growth rate of 6 to 8 percent*

JACKSON, Mich., June 8, 2021 – CMS Energy (NYSE: CMS) (“CMS”) today announced that it has executed a definitive agreement to sell its wholly-owned subsidiary, EnerBank USA, to Regions Bank, a subsidiary of Regions Financial Corporation (NYSE: RF) (“Regions”) for cash in a transaction valued at $960 million. The transaction is expected to close in the fourth quarter of 2021, subject to receipt of required regulatory approvals and satisfaction of other customary closing conditions.

Financial Outlook

2021 Adjusted EPS Guidance^	Amount
Consolidated (Reaffirmed)	$2.83 - $2.87*
Continuing Operations (Introduced)	$2.61 - $2.65*
Annual Dividend (No Change)	$1.74

Introduced 2022 Adjusted EPS^	Amount
Consolidated/Continuing Operations	$2.85 - $2.87*
^Assumes transaction closes at year-end 2021

“EnerBank has been a great part of the CMS Energy family, has delivered exceptional value to all stakeholders and we are excited for its future with Regions,” said Garrick Rochow, President and CEO of CMS Energy. “This transaction improves CMS Energy’s risk profile and keeps us on track to deliver 6 to 8 percent long-term adjusted EPS growth for our investors.”

CMS Energy reaffirmed its consolidated full-year 2021 adjusted earnings guidance of $2.83 - $2.87* per share assuming the transaction closes in the fourth quarter of 2021; and maintained its annual dividend per share of $1.74. Until the closing of the transaction, EnerBank’s earnings will be reported in discontinued operations. CMS Energy also introduced 2022 adjusted earnings guidance of $2.85 - $2.87 per share, reflecting the exclusion of EnerBank, and reaffirmed long-term adjusted EPS growth of 6 to 8 percent.

“We owe a large debt of gratitude to the leadership team and employees of EnerBank for delivering consistent industry-leading financial performance over the past several years,” said Rejji Hayes, Chairman of the Board of EnerBank and Executive Vice President and Chief Financial Officer of CMS Energy. “The proceeds from the transaction will be reinvested in our core business to fund key initiatives related to safety, reliability and our clean energy transformation.”

Goldman Sachs & Co. LLC served as CMS Energy’s financial advisor. Skadden, Arps, Slate, Meagher & Flom LLP served as the legal advisor.

CMS Energy (NYSE: CMS) is a Michigan-based energy provider featuring Consumers Energy as its primary business. It also owns and operates independent power generation businesses.

# # #

CMS Energy will hold a webcast on June 8 at 11:15 a.m. (EDT). To participate in the webcast, go to CMS Energy’s homepage (cmsenergy.com) and select “Events and Presentations.”

*Important information for investors about non-GAAP measures and other disclosures.

*This news release contains non-Generally Accepted Accounting Principles (non-GAAP) measures, such as adjusted earnings per share. References to earnings per share are on a diluted basis and calculated based on net income available to common stockholders. Adjustments could include items such as discontinued operations, asset sales, impairments, restructuring costs, changes in accounting principles, changes in federal tax policy, regulatory items from prior years, unrealized gains or losses, recognized in net income, from mark-to-market adjustments related to CMS Enterprises' interest expense, or other items. Management views adjusted earnings per share as a key measure of the company's present operating financial performance and uses adjusted earnings per share for external communications with analysts and investors. Internally, the company uses adjusted earnings per share to measure and assess performance. Because the company is not able to estimate the impact of specific line items, which have the potential to significantly impact, favorably or unfavorably, the company's reported earnings per share in future periods, the company is not providing reported earnings per share guidance nor is it providing a reconciliation for the comparable future period earnings per share. The company's adjusted earnings per share should be considered supplemental information to assist in understanding our business results, rather than as a substitute for the reported earnings per share.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains, and certain oral statements made by our representatives from time to time, including on the webcast described above, may contain, forward-looking statements regarding the proposed merger of EnerBank and Regions and our expectations regarding such merger and building shareholder value. Forward-looking statements may be identified by words such as, but not limited to, “might,” “may,” “could,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “forecasts,” “predicts,” “assumes,” and similar expressions. All forward-looking statements involve risks, assumptions, uncertainties and factors, many of which are outside of CMS Energy’s and its affiliates’ control and are subject to change. Such risks, assumptions, uncertainties and factors include, but are not limited to, the occurrence of any event, change, development, occurrence or circumstance that could give rise to the termination of the definitive agreement described above and the inability to complete the proposed merger due to, among other things, the failure to satisfy the conditions to the closing therein, including that a regulatory authority or other third party may prohibit, delay, impair or refuse to grant approval for or consent to the consummation of the proposed merger. Management cautions that the foregoing list of risks, assumptions, uncertainties and factors is not exhaustive. There can be no assurance that the proposed merger will be completed or the timing thereof. All forward-looking statements speak only as of the date made, and unless legally required, CMS Energy and its affiliates undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. CMS Energy’s actual results could differ materially from those expressed or implied in forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed by CMS Energy or its affiliates with the SEC, including in reports on Forms 10-K, 10-Q, and 8-K. The risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this news release.

Investors and others should note that CMS Energy routinely posts important information on its website and considers the Investor Relations section, www.cmsenergy.com/investor-relations, a channel of distribution.

For more information on CMS Energy, please visit our website at cmsenergy.com. To sign up for email alert notifications, please visit the Investor Relations section of our website.

Media Contacts: Katie Carey, 517/740-1739

Investment Analyst Contact: Travis Uphaus, 517/817-9241

4